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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Renaissance Capital Growth & Income Fund III, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
        8080 N. Central Expressway
        Suite 210, LB-59
--------------------------------------------------------------------------------
                                    (Street)

        Dallas                       TX                 75206
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Integrated Security Systems, Inc. (IZZI)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

        75-2533518
________________________________________________________________________________
4.   Statement for Month/Day/Year

        March 5, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

        November 1998
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      393,259        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK                                                                                179,986        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK         03/05/03                   J(1)          14,721       A      $0.15      14,721        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

J(1) On the date shown above, filer received 14,721 shares of common stock dated 02/01/2003 as payment in kind of $2,208.22 dividends due to filer.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                        Common    187,500  $0.80    187,500    D
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                        Common    125,000  $0.80    125,000    D
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                        Common    364,299  $0.549   364,299    D
------------------------------------------------------------------------------------------------------------------------------------
$150,000 Series
D Preferred                                                                     Common    187,500  $0.80    187,500    D
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                        Common    125,000  $1.00    125,000    D
------------------------------------------------------------------------------------------------------------------------------------
Series F Cumul.
Preferred                                                                       Common  2,714,945  $0.20  2,714,945    D
------------------------------------------------------------------------------------------------------------------------------------
Series G Cumul.
Preferred                                                                       Common 18,334,755  $0.20 18,334,755    D
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                        Common  1,625,000  $0.20  1,625,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: Renaissance Capital Growth & Income Fund III, Inc., is the beneficial owner of more than 10% of the Company's common stock on a fully converted basis. The Investment Adviser is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance US Growth and Income Trust PLC, which also owns securities of Integrated Security Systems, Inc.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Options                                                              05/10/06   Common     5,498  $0.27     5,498     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              07/27/06   Common     4,366  $0.34     4,366     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              09/07/06   Common     4,640  $0.32     4,640     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              10/26/06   Common     3,030  $0.49     3,030     D
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Options                                                              12/14/01   Common     3,712  $0.40     3,712     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              02/22/07   Common     4,124  $0.36     4,124     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              06/21/07   Common     3,806  $0.39     3,806     D
------------------------------------------------------------------------------------------------------------------------------------
Options                                                              08/22/07   Common     4,789  $0.31     4,789     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: Renaissance Capital Growth & Income Fund III, Inc., is the beneficial owner of more than 10% of the Company's common stock on a fully converted basis. The Investment Adviser is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance US Growth and Income Trust PLC, which also owns securities of Integrated Security Systems, Inc.




/S/  Russell Cleveland
     President & CEO                                          March 05, 2003
     Renaissance Growth & Income Fund III.
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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